Exhibit 1

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the common shares of A2Z Cust2Mate Solutions Corp. shall be filed on behalf of the undersigned.

Shay Capital LLC

By: Shay Capital Holdings LLC, its Manager

By: /s/ Elan Foxman

Name: Elan Foxman

Title: Chief Financial Officer

SHAY CAPITAL HOLDINGS LLC

By: /s/ Elan Foxman

Name: Elan Foxman

Title: Chief Financial Officer

Dated: April 9, 2026